Exhibit 99.1

Xylem Inc.

1133 Westchester Avenue

White Plains, New York 10604

914-323-5700

NEWS RELEASE

Contact:	Tom Glover

Tom.glover@xyleminc.com

+1-914-323-5891

Robert F. Friel elected to Xylem Inc.’s Board of Directors

WHITE PLAINS, N.Y. - December 13, 2012 – Xylem Inc. (NYSE: XYL), a leading global water technology company, today announced the election of Robert F. Friel, chairman, president and chief executive officer of PerkinElmer, Inc. (NYSE: PKI), to its Board of Directors. His appointment to Xylem’s board is effective immediately.

Friel, 57, was named chief executive officer of PerkinElmer in February, 2008, and elected chairman of its Board of Directors in April, 2009. Headquartered in Waltham, Mass., PerkinElmer is a global technology leader providing diagnostic, life sciences research and analytical testing solutions with 2011 revenues of $1.9 billion. He joined PerkinElmer in 1999 as senior vice president and chief financial officer, and subsequently served in a series of executive financial and operating positions. Prior to joining PerkinElmer, Friel spent 19 years with AlliedSignal, Inc., now Honeywell International, in a number of global financial executive positions, and was ultimately named vice president and treasurer in 1996.

“Rob’s deep experience in global finance and operations will add valuable perspective to Xylem’s board as we continue to execute our growth strategies,” said Gretchen McClain, president and chief executive officer of Xylem Inc. “We are pleased to welcome him as a director and look forward to his future contributions.”

“It’s a great pleasure to welcome another accomplished and dynamic director to our board,” said Xylem Chairman Markos Tambakeras. “Rob’s years of experience and business insights will bring great value to Xylem.”

Friel earned a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. In addition to PerkinElmer, Friel also serves as a director at CareFusion Corporation (NYSE: CFN), a $3.5 billion medical equipment manufacturer, and is a member of the National Board of Trustees for the March of Dimes.

Xylem Inc.

1133 Westchester Avenue

White Plains, New York 10604

914-323-5700

NEWS RELEASE

Friel’s election brings to 10 the number of directors on Xylem Inc.’s board.

About Xylem Inc.

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Launched in 2011 from the spinoff of the water-related businesses of ITT Corporation, Xylem is headquartered in White Plains, N.Y., with 2011 revenues of $3.8 billion and 12,500 employees worldwide. In 2012, Xylem was named to the Dow Jones Sustainability World Index for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xyleminc.com.

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